Exhibit 10.13

ePAK HOLDINGS LIMITED

DIRECTORS’ AND EMPLOYEES’ SHARE INCENTIVE PLAN

1.	NAME OF PLAN

This plan shall be called the “EHL Directors’ and Employees Share Incentive Plan” (the “Plan”).

2.	PURPOSE OF THE PLAN

2.1	The purpose of this Plan is to provide an opportunity for (a) Directors of the ePak Holdings Limited (the “Company”), and (b) executives/employees who have contributed significantly to the growth and prosperity of the Company and its subsidiaries (the “Group”) to participate in the equity of the Company. The Plan will also help to attract, retain and motivate outstanding executives/employees whose contributions are important to the long term growth and profitability of the Group.

2.2	The Plan is also intended to replace the e.Pak Directors’ and Employees Share Incentive Plan (the “Previous Plan”) adopted by e.Pak Resources (S) Pte Ltd, a wholly-owned subsidiary of the Company. Accordingly, subject to the agreement of participants of the Previous Plan, Options (“Replacement Options”) shall be granted under the Plan to such participants of the Previous Plan in respect of a number of Plan Shares equal to the number of share in respect of which options were granted and are outstanding under the Previous Plan (“Original Options”). The Vesting Date for such Replacement Options shall be deemed to be such dates on which the Original Options in replacement of which the Replacement Options are granted, vested under the Previous Plan.

3.	INTERPRETATION

3.1	Except where the context otherwise requires the following expressions in the Plan shall have the following meanings:

“Board”	The Board of Directors of the Company.

“Closing Date”	The date stated in the Offer of the Plan Shares to be the last day on which the Offeree must accept the Offer of the Plan Shares by the Company.

“Committee”	A committee comprising Directors who are not Participants in the Plan, duly appointed by the Board to administer the Plan.

“Companies Ordinance”	The Companies Ordinance, Cap 32 of the Laws of Hong Kong or any statutory modification amendment or re-enactment thereof.

“Company”	ePak Holdings Limited, a company incorporated in Hong Kong.

“Director”	A Director of the Company.

“Employee”	Any employee of the Group selected by the Board to participate in the Plan in accordance with Clause 5 of the Plan.

“Group”	The Company and its subsidiaries.

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China.

“Offer”	The Company’s offer to a Director or an Employee to whom an Option is granted under the Plan.

“Offeree”	Any Director or Employee to whom an Option is granted under the Plan.

“Offering Date”	The date on which an Option is granted pursuant to Clause 8 of the Plan.

“Offering Price”	The price at which a Participant shall subscribe for each Plan Share upon the exercise of an Option (as determined in accordance with Clause 7 of the Plan)

“Option”	The contract constituted by acceptance in the manner indicated in Clause 9 of the Plan of any Offer made in accordance with the terms and conditions of the Plan

“Option Period”	A period commencing from the Vesting Date and expiring not later than sixty (60) months from the Vesting Date, or such other period as may be determined pursuant to Clause 10.1 at the Plan, but at all times subject to Clause 12 of the Plan.

“Participant”	The holder of an Option.

“Plan”	The EHL Directors’ and Employees’ Share Incentive Plan, as the same may be amended, varied or supplemented from time to time.

“Plan Shares”	Shares issued or to be issued under the Plan.

“Shareholders”	Shareholders of the Company.

“Shares”	Ordinary shares of HK$1.00 each in the capital of the Company.

“Vesting Date”	The date determined by the Board in its absolute discretion to be the commencement date of the Option Period in respect of each of the Plan Shares for which the Offeree may be entitled to subscribe, as specified in each Offer, such date falling no later than four (4) years from the Offering Date.

4.	TOTAL NUMBER OF PLAN SHARES

Save with the prior approval of the Board and Shareholders of the Company in general meeting, the total number of Plan Shares over which Options may be granted, when added to the total number of Plan Shares issued or issuable by the Company in respect of Options granted under the Plan shall be such number determined as follows :-

A - 1,041,666

Where A is such number of Shares representing 15% of the total issued share capital of the Company calculated on the basis that all Series A, Series B and Series C redeemable convertible shares in the capital of the Company have been converted into Shares.

5.	DETERMINATION OF ELIGIBILITY

All Directors of the Company, including non-executive directors, shall be eligible to participate in the Plan. In determining the eligibility of the Employees to participate in the Plan, the Board will take into account the years of service, past performance and future contributions at such Employees to the Group, and such other criteria as the Board may in its discretion deem fit, provided that an Employee must be confirmed in his/her employment with the Group and not be on probation.

6.	DURATION OF PLAN

6.1	The Plan shall come into force as from the date on which it was first adopted by the shareholders of the Company in a general meeting, and shall continue in the operation with no limit in time, save that the Plan shall terminate upon the official listing of the Company’s shares on a securities exchange, provided that any terms or conditions of the Plan expressly provided or implied to continue and survive the termination of the Plan may so continue and survive.

6.2	The Directors may, with the approval of the shareholders in general meeting, terminate the Plan at any time and in such event no further Offers shall be made by the Board.

6.3	Notwithstanding Clause 6.2 above but subject to Clause 12.4, if for any reason whatsoever, the Plan shall be terminated or be discontinued, such termination or discontinuance shall be without prejudice to the accrued rights of the Participants.

7.	DETERMINATION OF OFFERING PRICE

The Offering Price of a Plan Share to be paid by way of subscription upon exercise of an Option shall be determined by the Committee in its sole discretion prior to each Offer, provided that the Offering Price shall not be less than the higher of US$0.20 per Share or such other minimum price as may be prescribed by any applicable law.

8.	METHOD OF OFFER

8.1	The Offering Date or Dates for the Plan Shares shall be such date or dates as the Board may determine in its absolute discretion. The Board shall before any Offering Date determine the following:

(a)	the Director(s) or Employee(s) to whom Plan Shares will be offered under the Offer;

(b)	the total number of Plan Shares to be offered under the Offer;

(c)	the Vesting Date, the Option Period and the number of such Plan Shares for which each an Offeree shall be entitled to subscribe, PROVIDED THAT the Vesting Date shall be a date falling no later than four (4) years from the Offering Date; and

(d)	the Offering Price of the Plan Shares,

and shall authorise the Committee to make the Offer on behalf of the Company to the Offeree(s) as may be appropriate and in accordance with the Plan. In determining the number of Plan Shares to be comprised in an Option, the Committee shall take into account criteria such as contribution to the Group, rank, seniority, performance, years of service and potential for future development.

8.2	The Committee shall, on the Offering Date, issue a Letter of Offer (substantially in the form set out in Appendix I, subject to such modification as the Committee may from time to time determine) to each Offeree. Each Offer shall state the number of Plan Shares for which the Offeree shall be entitled to subscribe, the Vesting Date(s), the Option Period, the Offering Price and the Closing Date. The Closing Date shall not be more than thirty (30) days from the Offering Date.

8.3	The Offer of Plan Shares made by the Company to the Offeree shall be personal to the Offeree named in the Offer and shall not be transferable, chargeable or assignable by the Offeree.

8.4	Offers shall automatically cease and lapse and be null and void and of no effect whatsoever, and shall no longer be available for acceptance upon the occurrence of any of the following events:

(a)	The Offer is not accepted within the time stated therein; or

(b)	The death of the Offeree prior to his/her acceptance of the Offer; or

(c)	The Offeree being adjudged a bankrupt or enters into composition with his/her creditors; or

(d)	The Employee ceasing to be in the employment of the Group for any reason whatsoever or the Director, where he is a non-executive director, ceasing to hold office as director of the Company for any reason whatsoever; or

(e)	The winding up or liquidation (whether voluntary or otherwise of the Company.

8.5	The Plan Shares which are the subject of Offers that have lapsed pursuant to Clause 8.4 above shall be added back to the total number of Plan Shares to be issued under the Plan, and shall become available for new offers to be made in accordance with the terms and conditions of the Plan.

8.6	The Board may in its absolute discretion determine that differing Vesting Dates and Option Periods shall apply in respect of Plan Shares offered as between different Offerees, and/or as between different portions of the Plan Shares offered to the same Offeree, notwithstanding that such Plan Shares were offered on the same Offering Date.

8.7	The Board may from time to time in its absolute discretion determine the number of Plan Shares to be offered by way of an incremental offer of Plan Shares to any one or more of the Offerees as the Board may in its absolute discretion consider eligible to receive such offers.

8A.	CHANGE OF CONTROL

8A.1	In the event of a Change in Control of the Company, the continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations in respect of outstanding Options (whether vested or not) or substitute such outstanding Options with substantially economically equivalent options to subscribe for the Acquiring Corporation’s stock PROVIDED THAT the Acquiring Company shall be required to give notice of such intention not less than 10 days prior to the Change in Control being completed (the “Control Completion Date”). An Option shall only be deemed to have been assumed if, as reasonably determined by the Board, the new options or other consideration given to Participants by the Acquiring Corporation in consideration of the surrender of existing Options is substantially economically equivalent to the existing Options being surrendered. “Economically equivalent” shall mean that as at the date the existing Options are surrendered, the economic benefit to the Participants of the new options or other consideration given by the Acquiring Corporation is substantially the same as the existing Options.

8A.2	In the event that the Acquiring Corporation does not give notice in accordance with Rule 8A.1 or otherwise elects not to assume the Company’s rights and obligations in respect of outstanding Options or substitute such outstanding Options with substantially equivalent options to subscribe for the Acquiring Corporation’s stock in connection with a Change in Control, all outstanding Options shall be deemed to have vested on the date falling ten (10) days prior to the Control Completion Date (or such other earlier date as the Committee may decide) and the Participants shall be entitled to exercise such Options at any time up to the date on which the Change in Control shall be completed.

8A.3	Any Options which are neither assumed or substituted for by the Acquiring Corporation pursuant to Rule 8A.1 nor exercised as of the Control Change Date shall terminate and cease to be outstanding with effect from the Control Change Date PROVIDED THAT where a Change in Control results from an Ownership Change Event in which the Company is the surviving or continuing corporation, outstanding Options shall not terminate but shall continue to be exercisable by Participants.

8A.4	Notwithstanding anything contained in the Plan, if a Participant’s Service with the Group is terminated within 12 months following a Change in Control of the Company due to :-

(i)	the termination by the Company (or its subsidiary, as the case may be) of the Participant’s Service with the Company or Group for any reason other than for Cause; or

(ii)	the Participant’s resignation for Good Reason from Service with the Company or any of its subsidiaries Group within a reasonable period of time following the event constituting Good Reason,

any Option(s) held by such Participant which have not vested shall be deemed to be vested and be exercisable as of the date on which the Participant’s Service is terminated and may be exercised by the Participant at any time during the three month period after the date on which the Participant’s Service is terminated, but in any event not later than the original expiration date of the Option.

Notwithstanding any provision herein to the contrary, this Rule shall not apply in the event of the termination of the Participant’s Service with the Company or its subsidiaries which (1) is for Cause; (2) is a result of the Participant’s death or Disability; (3) is a result of the Participant’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the completion of a Change in Control (and is not directly related to a Change in Control).

8A.5	For the purposes of this Clause 8A, the following terms shall have the following meanings :-

“Cause” means any of the following:-

(i)	the Participant’s theft of the Company’s or Group’s property or falsification of any Company or Group documents or records;

(ii)	the Participant’s improper use or disclosure of the Company’s or Group’s confidential or proprietary information;

(iii)	any action by the Participant which has a detrimental effect on the Company’s or Group’s reputation or business;

(iv)	the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company or Group of, and a reasonable opportunity to cure, such failure or inability;

(v)	any material breach by the Participant of any employment agreement between the Participant and the Company or Group, which breach is not cured pursuant to the terms of such agreement; or

(vi)	the Participant’s conviction (including any plea of guilty or nolo contendre) of any criminal act which impairs the Participant’s ability to perform his or her duties with the Company or the Group.

“Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporations(s)”), as the case may be.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

“Good Reason” means any one or more of the following:-

a.	without the Participant’s express written consent, the assignment to the Participant of any duties, or any limitation of the Participant’s responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status within the Company or Group immediately prior to the date of the Change in Control;

b.	without the Participant’s express written consent, the relocation of the principal place of the Participant’s employment to a location that is more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding on the Participant than such travel requirements existing immediately prior to the date of the Change in Control; or

c.	any failure by the Company or Group to pay, or any material reduction by the Company of the Participant’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Participant’s).

“Indirect beneficial ownership” shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own(s) the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

“Ownership Change Event” shall mean any of the following with respect to the Company:-

(i)	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii)	a merger or consolidation in which the Company is a party; or

(iii)	the sale, exchange, or transfer of all or substantially all of the assets of the Company.

“Service” means a Participant’s employment or service with the Company or Group, whether in the capacity of an Employee or Director.

9.	ACCEPTANCE OF THE OFFER

9.1	An Offeree who accepts the Offer must return to the Company the Acceptance Form (substantially in the form set out in Appendix II, subject to such modification as the Committee may from time to time determine) duly completed on or before the Closing Date stated in the Letter of Offer together with a consideration of HK$1.00.

9.2	An Offeree who fails to confirm his acceptance on or before the Closing Date shall be deemed to have rejected the Offer and any acceptance received after the Closing Date shall not be valid.

10.	OPTION TO PURCHASE

10.1	An Offeree who accepts the Offer shall be granted an Option, subject to the terms of the Plan, to subscribe for the number of Plan Shares during such Option Periods and in such proportions as specified in the Offer, subject to a maximum of sixty (60) months from the Vesting Date, or such other period as the Board may in its absolute discretion determine in respect of any particular Offeree, but at all times subject to Clause 12.

10.2	Unless otherwise determined by the Committee, a Participant shall only be entitled to exercise his/her Option for the proportion of the number of Plan Shares for which he/she is entitled to subscribe during such Option Periods as set out in the Offer and shall not at any time be entitled to exercise such Option in excess of such entitlement or in any other manner.

11.	EXERCISE OF OPTION AND RIGHTS OF PARTICIPANT

11.1	A Participant may exercise an Option at any time during the Option Period, subject to the provisions of Clause 12 below and the terms as set out in the Offer, by completing, signing and returning to the Company a notice of exercise of option (substantially in the form set out in Appendix III, subject to such modification as the Committee may from time to time determine) accompanied by a remittance for the full amount of the Offering Price for the Plan Shares in respect of which the Option is exercised.

11.2	An Option may be exercised in whole or in part. Subject to the terms of the Offer, a partial exercise of Option shall not preclude the Participant from exercising his subscription rights as to the remaining Plan Shares comprised therein during the Option Period.

11.3	Subject to the provisions of Clause 12, all Options shall lapse and become null and void if not exercised prior to the expiry of the Option Period, unless this is extended further by the Committee at its sole discretion.

11.4	All payments pursuant to Clause 11 shall be by cheque, bank draft, postal order, cashier’s order made in favour of the Company or in such other form as may be approved by the Committee.

11.5	The Committee shall allot to the Participant and the Plan Shares in respect of which the Option is exercised, within thirty (30) days of receipt of the notice referred to in Clause 11.1 duly completed and signed, together with the relevant remittance, subject to clearance of such remittance.

11.6	The Plan Shares allotted pursuant to the exercise at an Option shall be subject to the provisions of the Articles of Association of the Company and will rank pari passu in all respects with the then existing issued Shares, save for any dividends, rights, allotments or other distributions declared prior to the date of the exercise of the Option.

11.7	The Company shall keep available sufficient unissued Shares to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

12.	TERMINATION OF OPTIONS

12.1	In the event of the death of a Participant or his cessation of employment with the Group, an Option shall, to the extent unexercised immediately cease and lapse and become null and void automatically without any claim whatsoever against the Company provided always that the Committee may, in its absolute discretion, allow such Option to continue in the following situations:

(a)	Where the Participant dies, any Option or Options to the extent remaining unexercised by him as at the date of his death may be exercised by the personal representatives of the Participant within a period of six months from the date of his death. In such event, the Vesting Date of such Option or Options shall, if the same shall not yet have occurred, be deemed to be the date of the Participant’s death: or

(b)	Where the Participant ceases to be employed by the Group by reason of:

(i)	his retirement upon or after attaining normal retirement age (as such retirement age is determined by the Board from time to time); or

(ii)	retirement before that age with the consent of the Board; or

(iii)	incapacity arising from ill-health or accident (certified by a medical practitioner approved by the Board); or

(iv)	redundancy; or

(v)	any other reason acceptable to the Board;

he may exercise all unexercised Options which have vested within a period of three months from the date of retirement or cessation of employment. For the avoidance of doubt, any Options which have not vested shall immediately cease and lapse and become null and void without any claim whatsoever against the Company.

12.2	In the event of the liquidation of the Company, Options to the extent that they are then unexercised shall cease and lapse forthwith and the Participant shall have no claim whatsoever against the Company and/or any of its subsidiaries.

12.3	In the event of a Participant being adjudged a bankrupt or entering into composition with his creditors, then his Options to the extent then remaining unexercised shall lapse forthwith and shall thereupon become null and void,

12.4	In the event that the Company shall receive approval-in-principle (“AIP”) for the listing and quotation of its shares on a securities exchange :

(i)	all Options which have not vested shall be deemed to have vested upon the receipt of AIP by the Company;

(ii)	the Company shall forthwith notify all Participants of the receipt of AIP; and

(iii)	the Company shall notify the Participants of a date (the “Termination Date”) to be determined by the Board in its sole and absolute discretion but which shall not be less than 7 days from the date of such notification by the Company, by which date all Options must be exercised.

The Plan shall forthwith terminate on the Termination Date and all Options shall, to the extent unexercised, immediately cease and lapse and become null and void without any claim whatsoever against the Company.

13.	NO COMPENSATION

13.1	The terms of employment of a Participant shall not be affected by his participation in this Plan which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the cessation of his employment for any reason.

13.2	Nothing in this Plan or any option or right granted pursuant thereto shall confer upon any Offeree any right to continue to be in the employment of the Group or to interfere in any way with or preclude the right of any member of the Group by whom such Offeree Is employed to terminate such Offeree’s employment at any time for any cause.

14.	ASSIGNMENT OF OPTION / SALE OR TRANSFER OF PLAN SHARES

14.1	Options are personal to Participants and shall not be transferable, chargeable, assignable or transmissible by a Participant save with the prior consent of the Committee.

14.2	No Plan Shares shall be sold, transferred, pledged, assigned or otherwise encumbered or disposed, except in accordance with the Articles of Association of the Company.

15.	VARIATION OF CAPITAL

15.1	In the event of the variation in the share capital of the Company (whether by way of a capitalisation or rights issue, reduction, subdivision or consolidation), the Offering Price for the Plan Shares, the nominal amount, class and/or number of Plan Shares which may be granted to a Participant may be adjusted in such manner as the Board may in its discretion determine to be appropriate.

15.2	The issue of securities in consideration for an acquisition or a private placement of securities shall not be regarded as circumstances requiring adjustment.

15.3	The issue of Plan Shares upon the exercise of any Option shall not be regarded as a variation of the share capital of the Company requiring adjustment under Rule 15.1.

16.	MODIFICATIONS OF THE PLAN

16.1	The terms and conditions of the Plan may be altered, modified or varied by the Board in its absolute discretion from time to time provided that no alteration, modification or variation shall prejudice the rights attaching to any Option granted prior to such alteration, modification or variation,

16.2	Written notice of any alteration, modification or variation made in accordance with Clause 16.1 shall be given to all Participants.

17.	ADMINISTRATION OF PLAN

The Plan shall be administered by the Committee and subject to the provisions contained in the Plan, the Committee may from time to time adopt rules and regulations relating to the administration of the Plan.

18.	REQUIREMENT OF LAW

18.1	The granting of Options and the issuance of Plan Shares upon the exercise of an Option shall be subject to all applicable laws, rules and regulations.

18.2	Each Option is granted subject to the condition that no Plan Shares shall be issued pursuant to the exercise of such Option if such issue would be contrary to any applicable law, enactment, rules or regulations of any legislative or non-legislative governing body for the time being in force in Hong Kong or any other relevant jurisdiction.

19.	CLAIM TO OPTIONS OWNERSHIP OR EMPLOYMENT RIGHTS

No Director or Employee or other person shall have any claim or right to be granted Options under the Plan. No Offeree, prior to issuance of Plan Shares shall be entitled to voting rights, dividends, or other rights of a shareholder of the Company. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company, nor any Director any right to continue to hold such office.

20.	TAXES

All taxes (including, without limitation, income tax and stamp duty) arising from the grant and/or exercise of any Option or the sale or transfer of any Plan Shares issued under the Plan shall be borne by the Participant

21.	EXPENSES OF THE PLAN

Save for the taxes referred to in Clause 20 above, the expenses of administering the Plan shall be borne by the Company.

22.	INDEMNIFICATION

Subject to any applicable law, each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed on or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit, or proceeding against him provided he shall give the Company an opportunity, at its own expense to handle and defend it on his behalf. The foregoing right or indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Memorandum and Articles of Association, as a mailer of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.	NOTICES AND CORRESPONDENCE

23.1	The Offeree shall address all notices to be given by him or correspondence between himself and the Company to the registered office of the Company or such address as may be notified to him in writing.

23.2	Any notice required to be given by the Company to the Offeree or any correspondence between the Company and the Offeree shall be given or entered into by the Board (or such other person or persons as the Board may from time to time direct) on behalf of the Company. Such notices or correspondence may be delivered to the Offeree personally or sent to him at his address as last notified to the Company.

24.	RESOLUTION OF DISPUTES

Any disputes or disagreement which arises under, or as a result of; or in any way relates to, the interpretation, or construction or application of any of the provisions of the Plan will be determined by the Board. Any determination made hereunder shall be final, binding, and conclusive tar all purposes.

25.	GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of Hong Kong.

APPENDIX I

ePAK HOLDINGS LIMITED

DIRECTORS’ AND EMPLOYEES’ SHARE INCENTIVE PLAN

LETTER OF OFFER

Date	:	[Offering Date]

To	:	[Name]
[Designation]
[Address]

Dear Sir/Madam,

We have the pleasure of informing you that you have been nominated by the Committee of ePak Holdings Limited to participate in the EHL Directors’ and Employees Share incentive Plan (the “Plan”).

Accordingly, an offer is hereby made to grant you an Option, in consideration of the payment of a sum of HK$1.00, to subscribe for                      number of ordinary shares of HK$0.10 each in the capital of ePak Holdings Limited (“Plan Shares”).

The exercise price for each Plan Share shall be HK$             per Plan Share.

If accepted, this Option shall vest on                              (the “Vesting Date”). You shall be entitled to exercise this Option at any time during the period commencing on the Vesting Date and ending on the date falling              months thereafter.

The Option shall be subject to the rules of the Plan, a copy of which is enclosed herewith. The Option is personal to you and shall not be transferable, transmissible, assignable or chargeable to or in favour of any other person whomsoever.

If you wish to accept the offer, please sign and return the enclosed Acceptance Form with a sum of HK$1.00 by 5.00 p.m. on                              [Closing Date], failing which this offer will lapse.

Yours faithfully

For and on behalf of the Committee

EHL Directors’ and Employees Share Incentive Plan

APPENDIX II

ePAK HOLDINGS LIMITED

DIRECTORS’ AND EMPLOYEES’ SHARE INCENTIVE PLAN

ACCEPTANCE FORM

To	:	The Committee
EHL Directors’ and Employees Share Incentive Plan

Closing Date for Acceptance of Offer	:

Number of Shares Offered	:

Exercise Price per Share	:

I have read your Letter Of Offer dated                              (“Offering Date”) and agree to be bound by the terms of the EHL Directors’ and Employees Share Incentive Plan (the “Plan”).

I hereby accept the Option to subscribe for such number Scheme Shares of par value HK$1.00 each in the capital of ePak Holdings Limited on the terms as set out in your Letter of Offer and the rules of the Plan, a copy of which I acknowledge receipt, and enclose a *cheque for/cash HK$1.00 in payment for the purchase of the Option.

I understand that I am not obliged to exercise the Option.

I acknowledge and agree that notwithstanding this acceptance, the Option shall lapse and become null and void if not exercised within the Option Period and in the circumstances set out in the rules of the Plan.

PLEASE PRINT IN BLOCK LETTERS

Name in Full	:

Designation	:

Address	:

Nationality	:

NRIC/Passport No	:

Signature	:

Date	:

*Delete accordingly

APPENDIX III

ePAK HOLDINGS LIMITED

DIRECTORS’ AND EMPLOYEES’ SHARE INCENTIVE PLAN

NOTICE OF EXERCISE OF OPTION

Total number of Plan Shares offered at HK$ per Plan Share under the Plan on (“Offering Date”)

Number of Plan Shares to be subscribed

To	:	The Committee
EHL Directors’ and Employees Share Incentive Plan

1.	Pursuant to your Letter of Offer dated and my acceptance thereof, I hereby exercise the Option to subscribe for ordinary shares of HK$1.00 each in the capital of ePak Holdings Limited (the “Company”) at a price as set out in the Letter of Offer (as may be revised in accordance with the rules of the Plan).

2.	I agree to subscribe for the aforementioned Plan Shares subject to the terms of the Letter of Offer, the rules of the EHL Directors’ and Employees Share Incentive Plan and the Memorandum and Articles of Association of the Company.

3.	I declare that I am subscribing for such Plan Shares for myself and not as a nominee for any other person.

4.	I request the Company to issue the Plan Shares to me and to procure that my name be entered in the register of members of the Company as the holder of the Plan Shares.

* Delete accordingly

PLEASE PRINT IN BLOCK LETTERS

Name in Full	:

Designation	:

Address	:

Nationality	:

NRIC/Passport No	:

Signature	:

Date	: